ATSG Growth Continues As Midsize Freighter Leasing Expands
CAM to deploy 20th B767 freighter for Amazon; Northern Aviation Services commits to three B767 leases
WILMINGTON, OH, August 7, 2017 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, air cargo transportation and related services, today reported consolidated financial results for the quarter ended June 30, 2017.
Compared with amounts for the second quarter of 2016 (except as noted):

•
Revenues increased $77 million, or 43 percent, to $253.2 million. Excluding revenues from reimbursable airline expenses, revenues increased $60 million, or 37 percent. ATSG's airline services operations, and maintenance and logistics businesses, recorded double-digit revenue increases.

•
GAAP Earnings from Continuing Operations were a loss of $53.9 million or $0.91 per share diluted and included charges totaling $67.8 million for the warrants granted last year in connection with operating and lease agreements with Amazon Fulfillment Services, Inc. The value of the warrants increased sharply during the quarter in conjunction with a 36 percent increase in the traded price of ATSG stock since March 31, 2017, resulting in a significant mark-to-market loss for the quarter. Earnings from Continuing Operations were a positive $11.5 million, or $0.12 per share diluted a year earlier.

•
Adjusted Earnings from Continuing Operations, which exclude non-cash warrant-related items, were $13.9 million, up 64 percent. Adjusted Earnings Per Share from Continuing Operations were $0.21, up eight cents per share. These Adjusted Earnings and other adjusted amounts referenced below are non-GAAP financial measures, and are reconciled to comparable GAAP results in tables in this release. Adjustments include both dollar-amount and share count items.

•
GAAP Pre-tax Earnings from Continuing Operations were a negative $48.4 million, versus a positive $18.8 million a year ago. Adjusted Pre-tax Earnings, which exclude warrant effects along with additional non-cash items, increased 39 percent to $22.7 million.

•	Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, as defined and adjusted in a table later in this release) increased 23 percent to $64.2 million.

•	Capital expenditures in the first half of 2017 were $144.3 million, versus $125.1 million in the first half of 2016.

•
Share repurchases were $11.2 million for the first half. This includes 380,637 shares ATSG repurchased in June as part of an underwritten secondary offering by an affiliate of Red Mountain Capital Partners.

Joe Hete, President and Chief Executive Officer of ATSG, said, “In addition to the outstanding financial results we are reporting today, I’m pleased to say that we are scheduled to deliver the twentieth leased Boeing 767 freighter to Amazon later this week, 17 months after we formalized our relationship in March 2016. Our total leased-aircraft portfolio has grown by eight 767s as of June 30, compared to the same date a year ago. Excluding the two 767-300s required to complete Amazon's twenty-aircraft order, our current purchase and conversion commitments will yield twelve additional 767-300s extending through the first half of next year.  We currently have signed leases or are finalizing others for nine of the twelve aircraft. The remaining three aircraft are under discussion with multiple parties."

ATSG's results for the first half of 2017 included a revenue increase of 39 percent to $491.1 million, and GAAP Earnings from Continuing Operations of negative $44.1 million, or a $0.75 loss per share. First-half Adjusted Earnings From Continuing Operations were $25.1 million, up 48 percent from a year ago. On a per-share adjusted basis, ATSG earned $0.38 per share, up from $0.26 in the first half of 2016.

Segment Results
Cargo Aircraft Management (CAM)

CAM	Second Quarter		Six Months
($ in thousands)	2017	2016	2017	2016
Aircraft leasing and related revenues	$52,813	$48,373	$103,382	$100,099
Lease incentive amortization	(3,283)	(934)	(5,874)	(934)
Total CAM revenues	$49,530	$47,439	$97,508	$99,165
Pre-Tax Earnings	$12,795	$16,229	$26,125	$35,739
Significant Developments:

•
CAM's revenues increased $2.1 million to $49.5 million from the second quarter last year, and included $3.3 million of non-cash amortization associated with the warrant-related Amazon lease incentive. Excluding this lease incentive, CAM’s revenues increased nine percent. CAM was leasing forty-five 767s to external customers as of June 30, 2017, ten more than a year earlier.

•	Pre-tax earnings were $12.8 million for the quarter, down $3.4 million. Principal effects were the warrant-related lease incentive, increased depreciation, and higher pre-deployment expenses.

•
At June 30, 2017, CAM owned 64 Boeing cargo aircraft, all of which were in service, including fifty-six 767s. Eight other aircraft were awaiting or undergoing modification from passenger to freighter configuration at the end of the quarter, including six 767s and two 737s. In addition to the six 767s in mod, CAM expects to close on purchases of seven additional 767s in the last half of 2017.  CAM currently has no 767 purchase commitments in 2018.

•
In July, CAM announced long-term dry lease commitments for three 767-300 freighters with Northern Aviation Services, for deployments beginning with the first in October and two during the first quarter of 2018. Some may replace 767 freighters that ATSG's airlines operate for Northern on an ACMI basis.

•	Production delays at CAM's freighter modification contractor this year will defer two 767s expected to be deployed in the second half of 2017 into 2018.
ACMI Services

ACMI Services	Second Quarter		Six Months
($ in thousands)	2017	2016	2017	2016
Revenues
Airline services	$111,851	$98,187	$219,917	$199,840
Reimbursables	32,648	15,958	69,531	29,261
Total ACMI Services Revenues	144,499	114,145	289,448	229,101

Pre-Tax Earnings (Loss)	87	(7,130)	(3,618)	(17,486)
Significant Developments:

•
Airline services revenues increased 14 percent to $111.9 million and the segment recorded a pre-tax profit of $0.1 million in the second quarter. The improvement reflects continued growth of CMI operations for Amazon, and reduced pension expense compared with the second quarter last year.

•
Costs for pilot training and premium pay for pilots who accept additional flying assignments declined from the first quarter, and heavy maintenance expense was lower than projected for the second quarter.

•
Second-quarter block hours increased 29 percent from the year-earlier period. ACMI Services revenues are dependent in part on hours flown as determined by customer network designs, which can change as additional aircraft come on line and networks evolve. Average per-aircraft utilization rates began to decline in late May this year as CMI customers reconfigured their air networks.

Other Activities

Other Activities	Second Quarter		Six Months
($ in thousands)	2017	2016	2017	2016
Revenues	$116,508	$57,253	$205,714	$112,264
Pre-Tax Earnings	6,539	4,130	11,322	7,998
Significant Developments:

•
Total revenues from all other activities in the second quarter more than doubled from a year ago to $116.5 million. External customer revenues increased $43.3 million, to $76.3 million. External maintenance revenues and those from parcel handling and logistical support services increased substantially during the quarter. PEMCO, acquired in December 2016, accounted for $21.1 million of external revenues during quarter.

•	Second-quarter pre-tax earnings of $6.5 million increased 58 percent, reflecting improved results from heavy maintenance and logistics services.

•
As announced this morning, ATSG completed a joint-venture agreement with Precision Aircraft Solutions, LLC, to develop a passenger-to-freighter conversion program for Airbus A321-200 aircraft. The venture anticipates approval of a supplemental type certificate in 2019.

Outlook
ATSG expects that its Adjusted EBITDA from Continuing Operations for 2017 will be approximately $260 million, including a projected 28 percent increase in the second half compared with the prior-year period.
Principal factors affecting our 2017 second-half guidance include:

•
Seven additional freighters will be dry leased in the second half, including five 767s and two 737s. Production delays to complete aircraft cargo modifications have deferred delivery of two 767s from the second half to 2018, reducing Adjusted EBITDA from continuing operations by between $2.0 to $2.5 million in the second half.

•
A new contract for engine overhauls on General Electric-powered 767-300 aircraft with Delta TechOps will result in $3.0 to $4.0 million in additional maintenance expense for the second half of 2017, with a corresponding decrease in Adjusted EBITDA. The payments to Delta are now recorded as maintenance expense as engine cycles occur, and will yield cash flow savings compared with the prior arrangement. Previously, overhaul events for these engines were capitalized and depreciated.

•	Recent changes by CMI customers to their air networks, which have reduced average utilization and associated variable revenue compared with previous run-rates.
ATSG projects 2017 capital expenditures of approximately $335 million, mostly for purchase and freighter modification of passenger aircraft. The reduction in guidance for capex of $20 million compared to the $355 million projection provided in May is due to production delays in the passenger-to-freighter conversion lines for Boeing 767 aircraft, and lower maintenance capex associated with the new Delta engine contract.
"Following a great first half, our outlook for the last six months of 2017 remains positive as we complete the Amazon deployments and lease more freighters to other customers," Hete said. "Our operational flexibility and broad service offerings keep us well positioned to support customers' long-term and peak shipping season requirements."
Conference Call
ATSG will host a conference call on August 8, 2017, at 10 a.m. Eastern time to review its financial results for the second quarter of 2017. Participants should dial (888) 771-4371 and international participants should dial (847) 585-4405 ten minutes before the scheduled start of the call and ask for conference pass code 45367629. The call will also be webcast live (listen-only mode) via www.atsginc.com.
A replay of the conference call will be available by phone on August 8, 2017, beginning at 2 p.m. and continuing through August 15, 2017, at (888) 843-7419 (international callers (630) 652-3042); use pass code 45367629#. The webcast replay will remain available via www.atsginc.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. including its division, PEMCO World Air Services, Inc. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services; our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; the number, timing and scheduled routes of our aircraft deployments to customers; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
REVENUES	$253,211	$176,549	$491,128	$353,934

OPERATING EXPENSES
Salaries, wages and benefits	66,010	53,647	138,673	106,066
Depreciation and amortization	37,781	33,132	74,223	65,666
Maintenance, materials and repairs	37,588	30,345	67,870	60,772
Fuel	32,258	17,168	67,099	33,799
Contracted ground and aviation services	32,151	8,931	52,838	19,799
Travel	6,820	4,678	14,186	9,486
Landing and ramp	4,357	2,652	9,656	6,303
Rent	3,753	2,579	7,039	5,206
Insurance	955	1,087	2,217	2,236
Other operating expenses	8,590	6,529	16,626	13,449
	230,263	160,748	450,427	322,782

OPERATING INCOME	22,948	15,801	40,701	31,152
OTHER INCOME (EXPENSE)
Interest income	16	37	48	61
Interest expense	(3,759)	(2,633)	(7,307)	(5,332)
Net gain (loss) on financial instruments	(67,649)	5,558	(65,780)	5,030
	(71,392)	2,962	(73,039)	(241)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(48,444)	18,763	(32,338)	30,911
INCOME TAX EXPENSE	(5,474)	(7,235)	(11,784)	(11,212)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(53,918)	11,528	(44,122)	19,699

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	192	47	384	94
NET EARNINGS (LOSS)	$(53,726)	$11,575	$(43,738)	$19,793

EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS
Basic	$(0.91)	$0.18	$(0.75)	$0.31
Diluted*	$(0.91)	$0.12	$(0.75)	$0.25

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	59,035	63,267	59,084	63,452
Diluted	59,035	66,763	59,084	65,910

Revenues and operating expenses include the activities of PEMCO World Air Services, Inc., a wholly owned subsidiary, for periods since its acquisition by ATSG on December 30, 2016. Certain historical expenses have been reclassified to conform to the presentation above.

* For additional information about the calculation of diluted earnings per share, see accompanying schedule.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$63,020	$16,358
Accounts receivable, net of allowance of $1,380 in 2017 and $1,264 in 2016	75,303	77,247
Inventory	16,412	19,925
Prepaid supplies and other	23,918	19,123
TOTAL CURRENT ASSETS	178,653	132,653

Property and equipment, net	1,074,239	1,000,992
Other assets	86,526	80,099
Goodwill and acquired intangibles	45,455	45,586
TOTAL ASSETS	$1,384,873	$1,259,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$77,945	$60,704
Accrued salaries, wages and benefits	30,963	37,044
Accrued expenses	9,902	10,324
Current portion of debt obligations	20,133	29,306
Unearned revenue	22,480	18,407
TOTAL CURRENT LIABILITIES	161,423	155,785
Long term debt	508,152	429,415
Post-retirement obligations	71,866	77,713
Other liabilities	50,143	52,542
Stock warrants	177,850	89,441
Deferred income taxes	135,506	122,532

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 85,000,000 shares authorized; 59,123,112 and 59,461,291 shares issued and outstanding in 2017 and 2016, respectively	591	595
Additional paid-in capital	432,510	443,416
Accumulated deficit	(75,981)	(32,243)
Accumulated other comprehensive loss	(77,187)	(79,866)
TOTAL STOCKHOLDERS’ EQUITY	279,933	331,902
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,384,873	$1,259,330

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRE-TAX EARNINGS AND ADJUSTED PRE-TAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
CAM
Aircraft leasing and related revenues	$52,813	$48,373	$103,382	$100,099
Lease incentive amortization	(3,283)	(934)	(5,874)	(934)
Total CAM	49,530	47,439	97,508	99,165
ACMI Services
Airline services	111,851	98,187	219,917	199,840
Reimbursables	32,648	15,958	69,531	29,261
Total ACMI Services	144,499	114,145	289,448	229,101
Other Activities	116,508	57,253	205,714	112,264
Total Revenues	310,537	218,837	592,670	440,530
Eliminate internal revenues	(57,326)	(42,288)	(101,542)	(86,596)
Customer Revenues	$253,211	$176,549	$491,128	$353,934

Pre-tax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	12,795	16,229	26,125	35,739
ACMI Services	87	(7,130)	(3,618)	(17,486)
Other Activities	6,539	4,130	11,322	7,998
Net, unallocated interest expense	(216)	(24)	(387)	(370)
Net gain (loss) on financial instruments	(67,649)	5,558	(65,780)	5,030
Total Earnings (Loss) from Continuing Operations before Income Taxes	$(48,444)	$18,763	$(32,338)	$30,911

Adjustments to Pre-tax Earnings
Add non-service components of retiree benefit costs, net	177	2,203	354	4,406
Add debt issuance charge from non-consolidating affiliate	—	—	—	1,229
Add lease incentive amortization	3,283	934	5,874	934
Add (subtract) net loss (gain) on financial instruments	67,649	(5,558)	65,780	(5,030)
Adjusted Pre-tax Earnings	$22,665	$16,342	$39,670	$32,450

Non-GAAP financial measures: This report contains non-GAAP financial measures that management uses to evaluate the Company’s historical results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons and provide additional clarity about events and trends impacting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that the Company’s management uses to evaluate past performance and prospects for future performance.

Adjusted Pre-tax Earnings excludes certain items included in GAAP based pre-tax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations while highlighting changes to certain items among periods. Adjusted Pre-tax Earnings is defined as Earnings (Loss) from Continuing Operations Before Income Taxes less financial instrument gains or losses, non-service components of retiree benefit costs, lease incentive amortization and the write-off of debt issuance costs from a non-consolidating affiliate.

Adjusted Pre-tax Earnings is a non-GAAP financial measure and should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Earnings (Loss) from Continuing Operations Before Income Taxes	$(48,444)	$18,763	$(32,338)	$30,911
Interest Income	(16)	(37)	(48)	(61)
Interest Expense	3,759	2,633	7,307	5,332
Depreciation and Amortization	37,781	33,132	74,223	65,666
EBITDA from Continuing Operations	$(6,920)	$54,491	$49,144	$101,848
Add non-service components of retiree benefit costs, net	177	2,203	354	4,406
Add debt issuance charge from non-consolidating affiliate	—	—	—	1,229
Add lease incentive amortization	3,283	934	5,874	934
Add (subtract) net loss (gain) on financial instruments	67,649	(5,558)	65,780	(5,030)

Adjusted EBITDA	$64,189	$52,070	$121,152	$103,387

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s Senior Credit Agreement to assess financial performance and determine cost of borrowed funds. The adjustments also exclude the non-service cost components of retiree benefit plans because they are not closely related to on-going operating activities. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument gains or losses, non-service components of retiree benefit costs, amortization of lease incentive costs recorded in revenue and the write-off of debt issuance costs from a non-consolidating affiliate.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, or as an alternative measure of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

The Company's financial results as reported under GAAP, include the effects of stock warrants granted to a customer as a lease incentive. The value of the stock warrants is recorded as a customer lease incentive asset and is amortized against revenue over the term of the related aircraft leases. The stock warrant obligation is reflected as a liability and revalued to fair value at the end of each reporting period. The stock warrant liability was revalued as of June 30, 2017, with the change in fair value recorded to earnings. Adjusted Earnings from Continuing Operations and Adjusted Earnings per Share from Continuing Operations, non-GAAP measures presented below, reflect the Company's results after removing the lease incentive amortization and the warrant revaluation effects during the periods presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Earnings (loss) from Continuing Operations - basic (GAAP)	$(53,918)	$11,528	$(44,122)	$19,699
Gain from warrant revaluation, net of tax	—	(3,664)	—	(3,405)
Earnings (loss) from Continuing Operations - diluted (GAAP)	(53,918)	7,864	(44,122)	16,294
Loss from warrant revaluation, net of tax	63,396	—	61,857	—
Lease incentive amortization, net of tax	4,378	595	7,340	595
Adjusted Earnings from Continuing Operations (non-GAAP)	$13,856	$8,459	$25,075	$16,889

Weighted Average Shares - diluted (GAAP)	59,035	66,763	59,084	65,910
Additional weighted average shares	8,474	—	7,152	—
Adjusted Shares (non-GAAP)	67,509	66,763	66,236	65,910

Earnings (loss) per Share from Continuing Operations - diluted (GAAP)	$(0.91)	$0.12	$(0.75)	$0.25
Effect of warrant revaluation, net of tax	1.05	—	1.01	—
Effect of lease incentive amortization, net of tax	0.07	0.01	0.12	0.01
Adjusted Earnings per Share from Continuing Operations (non-GAAP)	$0.21	$0.13	$0.38	$0.26

Management presents Adjusted Earnings per Share from Continuing Operations to remove the effects in the income statement of a large grant of stock warrants, including their related adjustment to fair value which is recorded at the end of each quarter. Under U.S. GAAP, these warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses which are not directly related to the Company's operating performance. Accordingly, the non-GAAP calculation of EPS provides additional information to investors regarding the earnings per share without the volatility otherwise caused by the stock warrants.

Adjusted Earnings per Share from Continuing Operations equals Adjusted Earnings from Continuing Operations divided by Adjusted Shares. Adjusted Shares include warrants which correspond to the revaluation adjustment that were not already included in weighted average shares used for GAAP. Adjusted Earnings from Continuing Operations is defined as Earnings from Continuing Operations excluding the amortization of the lease incentive asset, net of taxes, and excluding the warrant revaluation loss or gain, net of taxes. Management uses Adjusted Earnings from Continuing Operations and Adjusted Earnings per Share from Continuing Operations to compare the performance of its operating results among periods.

Adjusted Earnings from Continuing Operations, Adjusted Shares and Adjusted Earnings per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CARGO AIRCRAFT FLEET

Aircraft Types
	December 31,			June 30,			December 31,
	2016			2017			2017 Projected
			Operating			Operating			Operating
	Total	Owned	Lease	Total	Owned	Lease	Total	Owned	Lease
B767-200	36	36	—	36	36	—	36	36	—
B767-300	16	16	—	20	20	—	25	25	—
B757-200	4	4	—	4	4	—	4	4	—
B757 Combi	4	4	—	4	4	—	4	4	—
B737-400	—	—	—	—	—	—	2	2	—
Total Aircraft	60	60	—	64	64	—	71	71	—

Owned Aircraft In Serviceable Condition
	December 31,			June 30,			December 31,
	2016			2017			2017 Projected

Dry leased without CMI		13			15			20
Dry leased with CMI		28			30			32
ACMI/Charter		18			19			19
Staging/Unassigned		1			—			—
		60			64			71

Owned Aircraft In or Awaiting Cargo Conversion
	December 31,			June 30,			December 31,
	2016			2017			2017 Projected
B767-300		7			6			8
B737-400		—			2			—
Total Aircraft		7			8			8